Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Dennis Curtin

Weis Markets, Inc.

570-847-3636

dcurtin@weismarkets.com

WEIS MARKETS REPORTS RESULTS FOR 2020 AND FOURTH QUARTER

Sunbury, PA (March 9, 2021)  – Weis Markets, Inc. (NYSE:WMK) today reported total sales of over $4.1 billion for the 52-week period ended December 26, 2020, up 16.1 percent compared to the same period a year ago, while annual comparable store sales increased 16.4 percent.  Income from operations increased $78.5 million, or 92.8 percent over the same period in 2019 to $163.2 million.

The Company’s net income for fiscal year 2020 increased 74.9 percent to $118.9 million compared to $68.0 million in 2019 while earnings per share for the same period increased $1.89 to $4.42 per share.

“The pandemic has been a supreme challenge for our communities, and our associates who continue to diligently serve our customers,” said Jonathan H. Weis, Weis Markets’ Chairman and Chief Executive Officer. “In-home meal consumption soared in 2020 due to an increased number of customers and their families working or attending school remotely. We met this demand by ensuring a safe shopping environment for our customers and associates, and operating stores that were consistently in stock. Our results were made possible by increased replenishment schedules, adaptable procurement programs, enhanced ecommerce solutions, disciplined marketing and pricing programs, improved store, manufacturing and distribution efficiencies and consistent customer service.”

Mr. Weis said ecommerce sales increased 155 percent in 2020. He also noted the strong sales performance of the Company’s fresh departments, notably meat and seafood, which benefited from increased cooking at home.

Fourth Quarter Results:

During the thirteen-week period ended December 26, 2020, the Company’s sales increased 13.7 percent to $1.0 billion compared to the same period in 2019, while fourth quarter comparable store sales increased 14.1 percent.

Income from operations in the fourth quarter totaled $26.9 million compared to $23.0 million in the same period in 2019.  The Company’s fourth quarter net income increased 2.8 percent to $19.4 million compared to $18.9 million in 2019, while earnings per share totaled $0.73 compared to $0.70 per share for the same period in 2019.

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About Weis Markets

Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 197 stores in Pennsylvania, Maryland, Delaware, New Jersey, New York, West Virginia and Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof.  The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission.

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WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF SALES & EARNINGS

Fourth Quarter — 2020
(Unaudited)

	13 Weeks Ended		Increase
	December 26, 2020	December 28, 2019	(Decrease)
Net sales	$1,025,690,000	$902,392,000	13.7%

Income from operations	26,942,000	22,977,000	17.3%

Income before provision for income taxes	$27,666,000	$23,850,000	16.0%
Provision for income taxes	8,246,000	4,965,000	66.1%
Net income	$19,420,000	$18,885,000	2.8%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$0.73	$0.70	$0.03

	52 Weeks Ended		Increase
	December 26, 2020	December 28, 2019	(Decrease)
Net sales	$4,112,601,000	$3,543,299,000	16.1%

Income from operations	163,178,000	84,639,000	92.8%

Income before provision for income taxes	$163,679,000	$88,644,000	84.6%
Provision for income taxes	44,762,000	20,661,000	116.6%
Net income	$118,917,000	$67,983,000	74.9%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$4.42	$2.53	$1.89